Exhibit 12.1

Exhibit 12.1

CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.
CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.

STATEMENT REGARDING COMPUTATION OF RATIO
OF EARNINGS TO FIXED CHARGES
(Amounts in Thousands, Except Ratios)

Consolidated Communications Illinois Holdings, Inc.

	Predecessor to CCI Illinois					Three Months Ended
						March, 31,	March 31,
(Dollars in millions)	2000	2001	2002	2003	2004	2004	2005

Pre-tax income from operations	$2.4	$8.9	$13.9	$21.1	$10.9	$5.7	$4.9
Fixed Charges:
Interest expense including amortization of debt issue costs	1.8	1.9	1.6	12.0	19.7	2.8	4.3
Portion of rent expense representative of interest—33% (a)	0.2	0.5	0.4	0.7	0.9	0.2	0.3

Total Fixed Charges	2.0	2.4	2.0	12.7	20.6	3.0	4.6

Earnings before income taxes and fixed charges	4.4	11.3	15.9	33.8	31.5	8.7	9.5

Ratio of earnings to fixed charges	2.20x	4.71x	7.95x	2.66x	1.53x	2.90x	2.07x

Consolidated Communications Texas Holdings, Inc.

	Predecessor to CCI Texas					CCI Texas		Predecessor	CCI Texas
					Period from	Period from		Three Months Ended
						4/14/04 to	Combined	March, 31,	March 31,
(Dollars in millions)	2000	2001	2002	2003	1/1/04 to 4/13/04	12/31/2004	2004	2004	2005

Pre-tax income from operations	$(7.8)	$(27.1)	$(132.0)	$14.7	$6.3	$19.3	$25.6	$9.0	$7.4
Fixed Charges:
Interest expense including amortization of debt issue costs	10.2	12.0	7.9	5.7	3.2	13.2	16.4	29.6	46.0
Portion of rent expense representative of interest—33% (a)	0.2	0.8	1.2	1.4	0.3	0.6	0.9	0.3	0.2

Total Fixed Charges	10.4	12.8	9.1	7.1	3.5	13.8	17.3	29.9	46.2

Earnings before income taxes and fixed charges	2.6	(14.3)	(122.9)	21.8	9.8	33.1	42.9	38.9	53.6

Ratio of earnings to fixed charges (b)	0.25x	—	—	3.07x	2.78x	2.40x	2.48x	1.30x	1.16x

(a) The percent of rent included in the calculation is a reasonable approximation of the interest factor in CCI Illinois and CCI Texas operating leases.

(b) For the years ended December 31, 2000, 2001, and 2002 earnings were insufficient to cover fixed charges by $7.8 million, $27.1 million and $132.0 million respectively.